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                                                                   EXHIBIT 10.41

                          SPONSORED RESEARCH AGREEMENT

         This Agreement is entered into by and between Thomas Jefferson University through its Department of Department of Medicine, with an address at Office of Research Administration, 1020 Locust Street, JAH, M-5, Philadelphia, PA 19107, hereinafter called "Institution," and DOR BioPharma a corporation with its principal office and place of business at 28101 Ballard Drive, Lake Forest, IL 60045, hereinafter called "Sponsor."

                                   BACKGROUND

         The research program contemplated by this Agreement is of mutual interest and benefit to the Institution and to the Sponsor and will further the Institution's instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt, educational institution.

         This Agreement is effective as of the first day of April 1, 2003 ("Effective Date").

                                    RECITALS

         Institution and Sponsor are entering into this Agreement since Sponsor desires to fund the research of Dr. Lance Simpson of Institution's Department of Medicine in certain specific areas. Sponsor desires to support such research conducted by Institution in accordance with the terms and conditions of this Agreement. The research program contemplated by this Agreement is of mutual interest to Sponsor and Institution and furthers the educational, scholarship and research objectives of Institution as a nonprofit, tax-exempt, educational institution, and may benefit both Sponsor and Institution through the creation or discovery of new inventions.

         In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

1.1 Institution Intellectual Property means all inventions whether patentable or not conceived and reduced to practice in the conduct of the Sponsored Research during the term of this Agreement, including all United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof. Institution Intellectual Property also includes all significant copyrightable software created in the conduct of the Sponsored Research during the term of this Agreement.

1.2 Principal Investigator means Dr. Lance Simpson who has agreed to serve as faculty investigator for the Sponsored Research and shall be responsible for the conduct, supervision and administration of the Sponsored Research.

1.3 Research Results means all data and information that are generated in the performance of the Sponsored Research during the term of this Agreement. Research Results expressly excludes Institution Intellectual Property.

1.4 Sponsored Research means the research program described in Attachment A to this Agreement.





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                          ARTICLE 2. SPONSORED RESEARCH

2.1 Institution shall commence the Sponsored Research after the Effective Date of this Agreement and upon payment by Sponsor of any funds owed, and shall use good faith efforts to conduct such Sponsored Research substantially in accordance with the terms and conditions of this Agreement. Sponsor acknowledges that Institution and the Principal Investigator shall have the freedom to conduct and supervise the Sponsored Research in a manner consistent with Institution's educational and research missions.

2.2 If the services of the Principal Investigator become unavailable to Institution for any reason, Institution shall be entitled to designate another member of its faculty who is acceptable to Sponsor to serve as the Principal Investigator of the Sponsored Research. If a substitute Principal Investigator has not been designated within sixty (60) days after the original Principal Investigator ceases his or her services under this Agreement, either party may terminate this Agreement upon written notice thereof to the other party, subject to the provisions of ARTICLE 15.

                          ARTICLE 3. TERM OF AGREEMENT

3.1 The initial term of this Agreement shall begin on the Effective Date of this Agreement and shall end on April 1, 2004 unless terminated sooner pursuant to ARTICLES 2 or 15 hereof. This Agreement may be extended or renewed only by mutual written Agreement executed by duly authorized representatives of the parties.

                   ARTICLE 4. REIMBURSEMENT OF COSTS, PAYMENT

4.1 Sponsor shall reimburse Institution for all direct and indirect costs incurred in the conduct of the Sponsored Research in an amount not to exceed the total annual amount of $297,000 as set forth in Attachment A. Sponsor acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the Sponsored Research. If at any time Institution determines that it will require additional funds for the Sponsored Research, it shall notify Sponsor and provide an estimate of the additional amount. Sponsor shall not be liable for any costs in excess of the amount of $5,000 unless it has agreed in writing to provide additional funds.

4.2 Payments are to be made as follows: twenty-five percent (25%) of the award ($74,250) due upon execution of this agreement and the remaining seventy-five percent (75%) of the award ($222,750) due every three (3) months in advance in the amount of ($74,250) from execution of this agreement. All payments shall clearly identify the Principal Investigator and Sponsored Research. All payments are to be made by check payable in United States dollars, to "Thomas Jefferson University", and sent to:

                    Thomas Jefferson University
                    Office of Technology Transfer
                    1020 Locust Street
                    JAH, M-34
                    Philadelphia, PA 19107

4.3 Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this Agreement shall vest in Institution, and such equipment, animals, or materials shall remain the property of Institution following termination of this Agreement.





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                         ARTICLE 5. RECORDS AND REPORTS

5.1 Principal Investigator shall maintain records of the results of the Sponsored Research and shall provide Sponsor with reports of the progress and results of the Sponsored Research in accordance with Attachment A.

5.2 Institution shall maintain records of the use of the funds provided by Sponsor and shall make such records available to Sponsor upon reasonable notice during Institution's normal business hours, but not more frequently than each anniversary of the Effective Date.

           ARTICLE 6. SPONSOR'S RIGHTS IN RESEARCH RESULTS AND REPORTS

6.1 Sponsor shall have the right to use Research Results disclosed to Sponsor in records and reports for any reasonable purpose. Sponsor shall need to obtain a license to use Research Results from Institution if such use would infringe any copyright or any claim of a patent application or issued patent owned by Institution.

6.2 Institution and the Principal Investigator hereby grant Sponsor a royalty-free, nontransferable, non-exclusive right to copy, reproduce and distribute any research reports furnished to Sponsor under this Agreement. Sponsor may not charge fees for said research reports, use said research reports for advertising or promotional activities, or alter or modify said research reports without the prior written permission of Institution.

                        ARTICLE 7. INTELLECTUAL PROPERTY

7.1 Institution shall retain all right, title and interest in and to the Institution Intellectual Property and any patents, copyrights, software and tangible research materials and other intellectual property related thereto.

7.2 Principal Investigator shall provide Institution and Sponsor a written disclosure of any Institution Intellectual Property whether patentable or not. Sponsor shall advise Institution in writing, no later than thirty (30) days after receipt of such disclosure, whether it requests Institution to file and prosecute patent applications related to such Institution Intellectual Property at Sponsor's expense. If Sponsor does not request Institution to file and prosecute such patent applications, Institution may proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from Sponsor's option under Section 7.5 hereof.

7.3 Institution shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Institution Intellectual Property. With regard to any patent applications filed at the request and expense of Sponsor, Institution will consult with Sponsor on patent prosecution. Sponsor shall reimburse Institution upon receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that Sponsor has requested Institution to prosecute under Section 7.2 hereof.

7.4 Principal Investigator shall provide Institution and Sponsor a written disclosure of any copyrightable software created in the conduct of the Sponsored Research during the term of this Agreement that Principal Investigator reasonably considers to be scientifically valuable.

7.5 In consideration of Sponsor's funding of the Sponsored Research and payment for





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intellectual property expenses as provided in Section 7.3, Institution grants
Sponsor a first option to negotiate to acquire a license on commercially reasonable terms to practice Institution Intellectual Property. Institution and Sponsor will negotiate in good faith to determine the terms of a license Agreement as to each item of Institution Intellectual Property for which Sponsor has agreed to make payment for intellectual property expenses as provided for in
Section 7.3, if any. If Sponsor and Institution fail to execute a license Agreement within six (6) months after disclosure of the Institution Intellectual
Section 7.3, Institution shall be free to license the Institution Intellectual Property to any party upon such terms as Institution deems appropriate, without any further obligation to Sponsor.

7.6 Any license granted to Sponsor pursuant to Section 7.5 hereof shall be subject to Institution's right to use and permit other non-profit organizations to use Institution Intellectual Property for educational and research purposes and, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

                           ARTICLE 8. CONFIDENTIALITY

8.1 If Sponsor desires to furnish any confidential information to the Institution it must be directly related to the Study, disclosed to the Institution by Sponsor in writing and conspicuously marked as confidential and proprietary at the time of disclosure, or, if disclosed visually or orally, is stated to be confidential and proprietary at the time of disclosure and confirmed by a written summary describing the information in reasonable detail delivered by Sponsor to Institution within fifteen (15) days after disclosure. Sponsor shall not disclose confidential information to the Institution unless it is necessary to the Study. Institution shall protect Sponsor's Confidential Information with the same degree of care as Institution's own confidential information. Institution shall not be obligated to accept any confidential information from Sponsor.

8.2 In order to preserve the patentability of Institution Intellectual Property, Sponsor shall maintain Institution Intellectual Property and information provided pursuant to the Sponsored Research (whether oral or written) as confidential and shall not disclose such information to any third party until the publication of such information by the Principal Investigator or until Institution provides Sponsor with written verification that all desirable patentable inventions have been protected, whichever occurs sooner.

                             ARTICLE 9: PUBLICATIONS

         The Principal Investigator and Institution shall be free to publish and present the Research Results with certain provisions.

                  i. At least thirty (30) days prior to submitting a manuscript or abstract for publication or presentation Principal Investigator will submit to Sponsor a copy of the abstract, manuscript or presentation for review and comment, which comments will be given due consideration by Principal Investigator. Sponsor shall have thirty (30) days to review and respond to Institution with comments. In addition, Principal Investigator shall delay any proposed publication/presentation an additional sixty
                           (60) days in the event Sponsor so requests in writing to enable Sponsor to secure patent or other proprietary protection of any inventions or discoveries in such publication/presentation.




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                  ii.      Any such publication or presentation shall
                           acknowledge, as appropriate, the contribution of Sponsor, its employees, agents and representatives.

                      ARTICLE 10. DISCLAIMER OF WARRANTIES

10.1 INSTITUTION MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY INSTITUTION INTELLECTUAL PROPERTY OR RESEARCH RESULTS OR THAT USE OF THE INSTITUTION INTELLECTUAL PROPERTY OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. INSTITUTION SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY INSTITUTION INTELLECTUAL PROPERTY, ANY RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM.

      ARTICLE 11. USE OF THE INSTITUTION'S OR SPONSOR'S NAME (ADVERTISING)

         The Institution and the Sponsor will obtain prior written permission from each other before using the name, symbols and/or marks of the other in any form of publicity in connection with the Sponsored Research. This shall not include legally required disclosure by the Institution or Sponsor that identifies the existence of the Agreement. Further, Sponsor's use of the name, symbols and/or marks of Institution, or names of Institution's employees, shall be limited to identification of Institution as the Sponsored Research site and the Sponsored Research staff as participants in the Sponsored Research.

                               ARTICLE 12. NOTICES

         Any notice shall be sent to the following addresses, with a copy also sent to the designated facsimile number. Notice shall be effective on the date of receipt.

         Institution:            Thomas Jefferson University
                                 Office of Research Administration
                                 1020 Locust Street
                                 JAH, M-5
                                 Philadelphia, PA 19107
                                 Attention: Director
                                 FAX: 215-503-2365


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         Sponsor:                DOR BioPharma, Inc.
                                 28101 Ballard Drive
                                 Lake Forest, IL 60045
                                 Attention: Dr. Robert Brey
                                 Phone: 847-573-8990
                                 Fax: 847-573-9285

         Principal Investigator: Dr. Lance Simpson

                           ARTICLE 13. INDEMNIFICATION

                  Sponsor agrees to indemnify, defend and hold harmless the Institution, its trustees, officers, agents and employees and/or Principal Investigator from any and all liabilities for personal injury (including death) or property damage arising out of or in connection with performance of the Sponsored Research.

              A. The obligation of indemnification under this section shall not apply to the extent that liabilities are caused by the negligence or willful misconduct of the Principal Investigator or any other employee of Institution.

              B. Institution must promptly notify Sponsor of any claim or suit against any party to be indemnified hereunder, must allow Sponsor to have full control of any disposition or settlement of such claim or suit, and must fully cooperate with Sponsor regarding such disposition or settlement.

              C. Sponsor shall not dispose or settle any claim admitting liability on the part of the Institution without Institution's prior consent.

                              ARTICLE 14. INSURANCE

         Sponsor will maintain during the performance of this Agreement a policy or policies of comprehensive general liability Insurance at levels sufficient to support the indemnification obligations in this Agreement.

         This includes broad form and contractual liability and product liability, in a minimum amount of $1,000,000 per single occurrence and $3,000,000 in the aggregate with respect to personal injury, bodily injury and property damage. Sponsor will provide Institution with a certificate of insurance evidencing such coverage at the request of Institution.

                             ARTICLE 15. TERMINATION

         A. This Agreement may be terminated by either party for any reason upon thirty (30) days prior written notice.

         B. Upon the effective date of expiration or termination, there shall be an accounting conducted by the Institution. Within thirty (30) days after receipt of the final accounting for the Sponsored Research, Sponsor will make payment to the Institution for:





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                           i.       All services rendered and monies expended by
                                    the Institution until the date of
                                    termination not yet paid for; and

                           ii. Non-cancelable obligations, including any costs associated with termination, incurred for the Sponsored Research by the Institution prior to the effective date of termination.

         C. Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under ARTICLES 4, 7, 8, 9,11,12,13, and 14 survive the termination or expiration of this Agreement.

                           ARTICLE 16. APPLICABLE LAW

         This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflict of law.

                              ARTICLE 17. NO AGENCY

         The parties, in rendering performance under this Agreement, are each acting and shall act solely as independent contractors. Neither party shall undertake by this Agreement or otherwise to perform any obligation of the other party, whether by regulation or contract. In no way shall either party be construed as the agent or to be acting as the agent of the other party in any respect, any other provisions of this Agreement notwithstanding. Neither party shall enter into any Agreement or incur any obligations on behalf of the other party, nor commit the other party in any manner without such party's prior written consent. Neither party shall be deemed an employee of the other for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, or otherwise.

                            ARTICLE 18. NO ASSIGNMENT

         The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by a party; provided, however, that Sponsor may assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the technology or its business or in the event of its merger or consolidation or change in control or similar transaction. Except as otherwise set forth herein, any permitted assignee shall assume all obligations of its assignor under this Agreement.

                            ARTICLE 19. FORCE MAJEURE

         Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, labor disturbances or labor disputes of any kind, accident, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrence.




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                              ARTICLE 20. DEBARMENT

         Institution will not use in any capacity the services of any individual, corporation, partnership or association which:

            (1)   has been debarred under 21 U.S.C. 335a

            (2) disqualified as a clinical investigator under the provision of 21 C.F.R. 312.70.

         In the event that Institution becomes aware of the debarment or disqualification of any such individual, corporation, partnership or association providing services under this Agreement, Institution shall notify Sponsor.

                        ARTICLE 21. MULTIPLE COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

                     ARTICLE 22. SECTION HEADINGS: EXHIBITS

         The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The exhibits referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

                        ARTICLE 23. NEUTRAL CONSTRUCTION

         The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm's length and that the final terms of this Agreement are the product of the parties' negotiations. Each party warrants and represents that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

                              ARTICLE 24. NO WAIVER

         No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. The terms and conditions of this Agreement may be waived or amended only in writing and only by the party that is entitled to the benefits of the term(s) or condition(s) being waived or amended. A waiver by either of the parties hereto of any of the covenants, conditions, or Agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or Agreement herein contained (whether or not the provision is similar). Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.



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                          ARTICLE 25. UNENFORCEABILITY

         If any provision of this Agreement or any word, phrase, clause, sentence, or other portion thereof should be held to be unenforceable or invalid for any reason, then provided that the essential consideration for entering into this Agreement on the part of any party is not unreasonably impaired, such provision or portion thereof shall be modified or deleted in such manner as to render this Agreement as modified legal and enforceable to the maximum extent permitted under applicable laws.


                          ARTICLE 26. ENTIRE AGREEMENT

         Each party to this Agreement acknowledges that this Agreement constitutes the entire Agreement of the parties with regard to the subject matters addressed in this Agreement, that this Agreement supersedes all prior or contemporaneous Agreements, discussions, or representations, whether oral or written, with respect to the subject matter of this Agreement, and that this Agreement cannot be varied, amended, changed, waived, or discharged except by a writing signed by all parties hereto. Each party to this Agreement further acknowledges that no promises, representations, inducements, Agreements, or warranties, other than those set forth herein, have been made to induce the execution of this Agreement by said party, and each party acknowledges that it has not executed this Agreement in reliance on any promise, representation, inducement, or warranty not contained herein.

                  ARTICLE 27. AUTHORITY TO ENTER INTO AGREEMENT

         The parties and their representatives signing this Agreement hereby acknowledge and represent that the representatives signing this Agreement are duly authorized agents of the parties hereto and are authorized and have full authority to enter into this Agreement on behalf of the parties for whom they are signing.

In Witness whereof, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

       Institution                                         Sponsor

By:                                             By:
   ---------------------------                     --------------------------
         (signature)                                     (signature)


------------------------------                  ------------------------------
    (print or type name)                            (print or type name)


Title:                                          Title:
      ------------------------                        ------------------------

Date:                                           Date:
     -------------------------                       -------------------------


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                                  Attachment A

                          SUMMARY OF SPONSORED RESEARCH



         1) Work Scope

         2) Details of Program - See Appendix


Principal Investigator:
         1) Name:
         2) Phone Number:


Representative of Sponsor:

         1) Name:
         2) Phone Number:


Period of Performance:


Report Schedule:

         Final report within thirty (30) days after termination


Budget:

         Direct costs
         Indirect costs
         --------------
         Total costs



Payment Schedule:

         Date Payment Due           Amount of Payment Due
         ----------------           ---------------------
         1.Upon signature           1.
         2.                         2.
         3.                         3.
         4.                         4.
         5.